  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1997.
                                                      REGISTRATION NO. 333-42435
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 -------------

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 -------------

                         DELCO REMY INTERNATIONAL, INC.

DELCO REMY AMERICA, INC.                                REMY INTERNATIONAL, INC.
REMAN HOLDINGS, INC.                                          NABCO, INC.
THE A&B GROUP, INC.                                      A&B ENTERPRISES, INC.
DALEX, INC.                                                 A&B CORES, INC.
R&L TOOL COMPANY, INC.                                  MCA, INC. OF MISSISSIPPI
POWER INVESTMENTS, INC.                              FRANKLIN POWER PRODUCTS, INC.
INTERNATIONAL FUEL SYSTEMS, INC.                       MARINE DRIVE SYSTEMS, INC.
MARINE CORPORATION OF AMERICA                           POWRBILT PRODUCTS, INC.
                          WORLD WIDE AUTOMOTIVE, INC.
                   SEE TABLE OF ADDITIONAL REGISTRANTS BELOW

          (EXACT NAMES OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)


   2902 ENTERPRISE DRIVE, ANDERSON, INDIANA 46013, TELEPHONE: (765) 778-6499 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------
                              SUSAN E. GOLDY, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                         DELCO REMY INTERNATIONAL, INC.
   2902 ENTERPRISE DRIVE, ANDERSON, INDIANA, 46013, TELEPHONE (765) 778-6799 (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT
                                  FOR SERVICE)

                                   COPIES TO:

         CHRISTOPHER G. KARRAS, ESQ.                        MARC S. ROSENBERG, ESQ.
            DECHERT PRICE & RHOADS                          CRAVATH, SWAINE & MOORE
           4000 BELL ATLANTIC TOWER                             WORLDWIDE PLAZA
               1717 ARCH STREET                                825 EIGHTH AVENUE
    PHILADELPHIA, PENNSYLVANIA 19103-2793                  NEW YORK, NEW YORK 10019
                (215) 994-4000                                  (212) 474-1000

================================================================================

                        TABLE OF ADDITIONAL REGISTRANTS

       NAME AND ADDRESS, INCLUDING
          ZIP CODE AND TELEPHONE            STATE OR OTHER   PRIMARY STANDARD
       NUMBER, INCLUDING AREA CODE,         JURISDICTION OF   CLASSIFICATION    I.R.S. EMPLOYER
      OF PRINCIPAL EXECUTIVE OFFICES         INCORPORATION     CODE NUMBER     IDENTIFICATION NO.
------------------------------------------  ---------------  ----------------  ------------------
BALLANTRAE CORPORATION                      DELAWARE               6749            38-3312988
1145 STEPHENS DRIVE
WARREN, MI 48090
(810)758-3880

TRACTECH, INC.                              DELAWARE               3710            38-331300
1145 STEPHENS DRIVE
WARREN, MI 48090
(810)758-3880

          THE REGISTRANTS LISTED ON THE FACING SHEET HEREOF ("REGISTRANTS") FILED A REGISTRATION STATEMENT ON FORM S-1 PURSUANT TO RULE 462(B) OF REGULATION C UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "462(B) REGISTRATION STATEMENT") RELATING TO THE ISSUANCE BY DELCO REMY INTERNATIONAL, INC. (THE "COMPANY") OF AN ADDITIONAL $15,000,000 AGGREGATE PRINCIPAL AMOUNT OF 85/8% SENIOR NOTES DUE 2007 ("NOTES") WHICH ARE GUARANTEED BY THE REGISTRANTS, OTHER THAN THE COMPANY, LISTED ON THE FACING SHEET HEREOF (THE "GUARANTORS"). THE ISSUANCE OF $130,000,000 AGGREGATE PRINCIPAL AMOUNT OF THE NOTES BY THE COMPANY AND GUARANTEED BY THE GUARANTORS WAS REGISTERED BY THE FILING OF A REGISTRATION STATEMENT OF FORM S-1 (FILE NO. 333-37703) AS AMENDED BY PRE-EFFECTIVE AMENDMENTS NOS. 1-6 WHICH WAS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1997. AT THIS TIME, THE REGISTRANTS HEREBY ADD BALLANTRAE CORPORATION ("BALLANTRAE") AND TRACTECH, INC. ("TRACTECH") AS REGISTRANTS ON THIS 462(B) REGISTRATION STATEMENT AND AS GUARANTORS OF THE NOTES.

          THIS POST-EFFECTIVE AMENDMENT NO. 1 IS BEING FILED FOR THE SOLE PURPOSE OF ADDING BALLANTRAE AND TRACTECH AS CO-REGISTRANTS AND GUARANTORS OF THE NOTES. NO CHANGES ARE BEING MADE TO THE PROSPECTUS CONTAINED IN THE 462(B) REGISTRATION STATEMENT OR TO PART II OF THE 462(B) REGISTRATION STATEMENT.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Anderson and State of Indiana on December 18, 1997.


                                    DELCO REMY INTERNATIONAL, INC.

                                    By:Harold K. Sperlich
                                       --------------------------
                                       Harold K. Sperlich
                                       Chairman

                                    BALLANTRAE CORPORATION


                                    By:James R. Gerrity
                                       --------------------------
                                       James R. Gerrity
                                       President

                                    TRACTECH, INC.


                                    By:James R. Gerrity
                                       --------------------------
                                       James R. Gerrity
                                       Chairman

                                    FOR THE REGISTRANTS AS SET FORTH ON THE
                                    FACING SHEET

                                    By:David L. Harbert
                                       --------------------------
                                       David L. Harbert
                                       Vice President

  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the following capacities and on December 18, 1997.

DELCO REMY INTERNATIONAL, INC.

Harold K. Sperlich*                         Chairman (principal executive officer)
                                                         and Director
David L. Harbert*                             Executive Vice President and Chief
                                            Financial Officer (principal financial
                                               and principal accounting officer)

-------------------------------
* For manual signature, see page II-6


___________________
E. H. Billig                                Director                                              _____________, 1997
Richard M. Cashin, Jr.*                     Director
Michael A. Delaney*                         Director
James R. Gerrity*                           Director
Robert J. Schultz*                          Director
Thomas J. Snyder*                           Director

DELCO REMY AMERICA, INC.

Harold K. Sperlich*                         Chairman (principal executive officer)
                                                         and Director
David L. Harbert*                             Executive Vice President and Chief
                                            Financial Officer (principal financial
                                               and principal accounting officer)
___________________
E.H. Billig                                 Director                                              ___________, 1997
Richard M. Cashin, Jr. *                    Director
Michael A. Delaney*                         Director
James R. Gerrity*                           Director
Thomas J. Snyder*                           Director


Remy International, Inc.

Harold K. Sperlich*                         Chairman (principal executive officer)
                                                         and Director
David L. Harbert*                             Executive Vice President and Chief
                                            Financial Officer (principal financial
                                               and principal accounting officer)
___________________
E.H. Billig                                 Director                                              ___________, 1997
Richard M. Cashin, Jr.*                     Director
Michael A. Delaney*                         Director
James R. Gerrity*                           Director
Thomas J. Snyder*                           Director
Reman Holdings, Inc.

Harold K. Sperlich*                         Chairman (principal executive officer)
                                                         and Director

-------------------------
* For manual signature, see page II-6

David L. Harbert*                             Executive Vice President and Chief
                                            Financial Officer (principal financial
                                               and principal accounting officer)
___________________
E.H. Billig                                 Director                                              ___________, 1997
Richard M. Cashin, Jr.*                     Director
Michael A. Delaney*                         Director
James R. Gerrity*                           Director
Thomas J. Snyder*                           Director

Nabco, Inc.

Nicholas J. Bozich*                          President and Chief Executive Officer
                                                 (principal executive officer)
David L. Harbert*                            Vice President, Treasurer (principal
                                              financial and principal accounting
                                                     officer) and Director
Thomas J. Snyder*                                          Director

THE A&B GROUP, INC.

John M. Mayfield*                           President (principal executive officer)
David L. Harbert*                            Vice President, Treasurer (principal
                                              financial and principal accounting
                                                     officer) and Director
Thomas J. Snyder*                                          Director
James R. Gerrity*                                          Director

A&B ENTERPRISES, INC.

John M. Mayfield*                           President (principal executive officer)
David L. Harbert*                            Vice President, Treasurer (principal
                                              financial and principal accounting
                                                     officer) and Director

Thomas J. Snyder*                                          Director
James R. Gerrity*                                          Director

Dalex, Inc.

John M. Mayfield*                           President (principal executive officer)
--------------------------
* For manual signature, see page II-6

David L. Harbert*                            Vice President, Treasurer (principal
                                              financial and principal accounting
                                                     officer) and Director
Thomas J. Snyder*                                          Director
James R. Gerrity*                                          Director

A&B Cores, Inc.

John M. Mayfield*                           President (principal executive officer)
David L. Harbert*                            Vice President, Treasurer (principal
                                              financial and principal accounting
                                                     officer) and Director
Thomas J. Snyder*                                          Director
James R. Gerrity*                                          Director

R&L Tool Company, Inc.

John M. Mayfield*                           President (principal executive officer)
David L. Harbert*                            Vice President, Treasurer (principal
                                              financial and principal accounting
                                                     officer) and Director
Thomas J. Snyder*                                          Director
James R. Gerrity*                                          Director

MCA, INC. OF MISSISIPPI

John M. Mayfield*                           President (principal executive officer)
David L. Harbert*                           Vice President, Treasurer (principal
                                            financial and principal accounting
                                            officer) and Director
Thomas J. Snyder*                           Director
James R. Gerrity*                                          Director

Power Investments, Inc.

J. Michael Jarvis*                              President (principal executive
                                                     officer) and Director
David L. Harbert*                           Vice President, Treasurer (principal
                                            financial and principal accounting
                                            officer) and Director
Thomas J. Snyder*                           Director

Franklin Power Products, Inc.

-------------------------------
*For manual signature, see page II-6

J. Michael Jarvis*                          President (principal executive
                                            officer) and Director
David L. Harbert*                           Vice President, Treasurer (principal
                                            financial and principal accounting
                                            officer) and Director
Thomas J. Snyder*                           Director

International Fuel Systems, Inc.

J. Michael Jarvis*                              President (principal executive
                                                     officer) and Director
David L. Harbert*                            Vice President, Treasurer (principal
                                              financial and principal accounting
                                                     officer) and Director
Thomas J. Snyder*                                          Director

Marine Drive Systems, Inc.

J. Michael Jarvis*                              President (principal executive
                                                     officer) and Director
David L. Harbert*                            Vice President, Treasurer (principal
                                              financial and principal accounting
                                                     officer) and Director
Thomas J. Snyder*                                          Director

Marine Corporation of America

J. Michael Jarvis*                          President (principal executive
                                            officer) and Director
David L. Harbert*                            Vice President, Treasurer (principal
                                              financial and principal accounting
                                                     officer) and Director
Thomas J. Snyder*                                          Director

Powrbilt Products, Inc.

J. Michael Jarvis*                              President (principal executive
                                                     officer) and Director
David L. Harbert*                            Vice President, Treasurer (principal
                                              financial and principal accounting
                                                     officer) and Director
Thomas J. Snyder*                                          Director

* For manual signature, see page II-6

World Wide Automotive, Inc.
Richard L. Keister*                             President (principal executive
                                                     officer) and Director
David L. Harbert*                            Vice President, Treasurer (principal
                                              financial and principal accounting
                                                     officer) and Director
Thomas J. Snyder*                                          Director

BALLANTRAE CORPORATION


James R. Gerrity*                               President (principal executive
                                                     officer) and Director

                                                Treasurer (principal financial and
John D. Phillips                                 principal accounting officer)
------------------------------------------
John D. Phillips


                                                           Director
Michael A. Delaney*

R. Dail Herman
------------------------------------------                 Director
R. Dail Herman

Tractech, Inc.

James R. Gerrity*
------------------------------------------      Chairman (principal executive
James R. Gerrity                                     officer) and Director

John D. Phillips
------------------------------------------    Treasurer (principal financial and
John D. Phillips                               principal accounting officer) and
                                                           director

James R. Gerrity*                                          Director


                                      *By:    Thomas J. Snyder
                                              ----------------------------------
                                              Thomas J. Snyder, Attorney-in-Fact